**AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER**

This Amendment No. 2 (this "**Amendment**") to the Agreement and Plan of Merger dated as of May 7, 2012 (the "**Merger Agreement**") is made as of September 21, 2012, by and among CBD Energy Limited, an Australian corporation ("**CBD**" or the "**Parent**"), CBD-WS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**") and Westinghouse Solar, Inc., a Delaware corporation (the "**Company**"). Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

A. Section 9.3(a) of the Merger Agreement provides that it may be amended prior to the Company Required Vote if, and only if, such amendment is in writing and is signed by each Party.

B. Parties have entered into an Amendment No. 1 to Waiver and Agreement, executed on September 21, 2012 with effect from August 14, 2012, which also served as an amendment to the Merger Agreement.

C. The Parties to the Merger Agreement desire to enter into this Amendment.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Amendment of Section 6.7(b). Subsection (b) of Section 6.7 (Directors' and Officers' Insurance and Indemnification) of the Merger Agreement is hereby amended in its entirety, to read in full as follows:

"(b) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors' and officers' liability insurance covering, for a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the directors and officers of each Company Entity who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the Signing Date; except that the aggregate of all premiums for such insurance is not required to exceed $280,000, in the aggregate, for such insurance on the Signing Date. If the aggregate of all premiums for such insurance exceeds such maximum amount, then the Surviving Corporation shall purchase as much coverage per policy year as is reasonably available for such maximum amount."

2. Amendment of Section 8.1(b)(i). Subsection (b)(i) of Section 8.1 (Termination) of the Merger Agreement is hereby amended in its entirety, to read in full as follows:

"(i) the Merger has not been consummated on or before January 31, 2013 (the "Outside Date"); except that: (A) if (x) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 7.1(d) and (y) all other conditions set forth in ARTICLE 7 have been satisfied (other than those conditions that, by their nature, can be satisfied only upon the occurrence of the Closing) or, to the extent not prohibited by applicable Law, waived, then the Outside Date will be March 31, 2013; (B) the Company is not entitled to terminate this Agreement pursuant to this clause (i) if the Company's material breach of one or more of the Company's obligations hereunder or the material inaccuracy of one or more of the Company's representations or warranties hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date; and (C) the Parent is not entitled to terminate this Agreement pursuant to this clause (i) if the Parent's material breach of one or more of its obligations hereunder is the cause of or results in the failure of the Merger to occur on or before the Outside Date;"

3. No Other Amendment. Except as herein provided, all of the terms, covenants and conditions of the Original Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, are hereby ratified and confirmed and shall continue in full force and effect.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

[Remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Amendment No. 2 to Agreement and Plan of Merger has been duly executed by the parties hereto as of the date first written above.

WESTINGHOUSE SOLAR, INC.

By:
Name: Margaret Randazzo
Title: CEO and CFO

CBD ENERGY LIMITED

By:
Name: C.P. McGowan
Title: DIRECTOR

CBD-WS MERGER SUB, INC.

By:
Name: JAMES GREER
Title: COMPANY SECRETARY

AMENDMENT NO. 1
TO
WAIVER AND AGREEMENT

THIS AMENDMENT NO. 1 (the "Amendment") is executed on September 21, 2012, with effectiveness as of August 14, 2012, by and among Alpha Capital Anstalt, an "anstalt" organized under the laws of Liechtenstein (the "Stockholder"), Westinghouse Solar, Inc., a Delaware corporation (the "Company"), and CBD Energy Limited, an Australian corporation (the "Parent" and, collectively with the Stockholder and the Company, the "Parties"). Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Waiver and Agreement (defined below).

WHEREAS, as of May 7, 2012, the Parties entered into a Waiver and Agreement (the "Waiver and Agreement"), subsequent to which the Merger Agreement was entered into by Parent, Company and CBD-WS Merger Sub, Inc. ("Merger Sub"); and

WHEREAS, the Parties and Merger Sub desire to amend the Waiver and Agreement and Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Parties and Merger Sub hereby agree as follows:

1. The definition of "Signing Date Conversion Price" as set forth in the Merger Agreement shall be deleted and shall be replaced with the following definition:

> "Signing Date Conversion Price" means $0.25, as adjusted for share splits, stock dividends, share consolidations, or similar transactions with respect to Company Capital Stock that occur between the signing Date and the Effective Time."

2. Section 2(b) of the Parent Warrant annexed to the Waiver and Agreement as Exhibit D is deleted and replaced with the following:

> "b) Exercise Price. The exercise price per share of the Ordinary Shares under this Warrant shall be $0.25 divided by the Base Exchange Number (as defined in the Merger Agreement), subject to adjustment hereunder (the "Exercise Price")."

3. For purposes of calculating the Exercise Price of the Parent Warrant, Base Company Shares shall not include any shares issued to Stockholder by Company pursuant to that certain Securities Purchase Agreement dated as of August 14, 2012 between Stockholder and Company ("August 2012 SPA"), nor any Company Common Stock issued or issuable as a result of anti-dilution or reset rights arising in connection with the August 2012 SPA.

4. Footnote 1 to the definition of "Floor Price" as set forth in the Series A Preference Terms annexed to the Waiver and Agreement as Exhibit C, and annexed to the Merger Agreement as Exhibit E, shall be deleted and replaced with the following:

> "$0.001 (subject to proportional adjustment as a result of stock splits, stock dividends, recapitalizations and the like of CBD PRIOR to the closing of the merger)"

H

5. Section 11 of the Waiver and Agreement shall be deleted and replaced with the following:

> "Registration Rights. The Parent and the Stockholder shall negotiate in good faith to enter into a registration rights agreement (the "Registration Rights Agreement") that provides that, subject to the terms thereof: (a) the Stockholder, in the Stockholder's capacity as a holder of the Parent Warrant and as a holder of Parent Series A Preferred Shares, is entitled to two demand registration rights and an unlimited number of piggyback registration rights requiring the Parent to register the resale of the Underlying Parent Shares; (b) the Parent will use the Parent's commercially reasonable efforts to file, no later than the date that is 10 days after the Closing Date, a registration statement on Form F-1 or Form F-3, as applicable, with respect to the registration of the resale of the Underlying Parent Shares; and (c) such other terms as are customary for registration rights agreements."

6. The Waiver and Agreement and Merger Agreement, each as amended hereby, are hereby ratified and confirmed and shall continue in full force and effect.

7. This Amendment may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Amendment may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the date first written above.

ALPHA CAPITAL ANSTALT

By:
Name: Konrad Ackermann
Title: Director

WESTINGHOUSE SOLAR, INC

By:
Name:
Title:

CBD ENERGY LIMITED

By:
Name:
Title:

CBD-WS MERGER SUB, INC

By:
Name: JAMES GREER
Title: COMPANY SECRETARY